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                                                                    EXHIBIT 10.1


                           2003 SPECIAL BONUS PROGRAM


     The Corporation shall establish a bonus pool in the amount of $414,200, to be allocated among the key executives of the Corporation (each, a "Participating Executive") selected by the Compensation Committee of the Board of Directors, such allocation to be made in the discretion of the Compensation Committee. One-half of the special bonus shall become payable to the Participating Executive if the Participating Executive remains in the employment of the Corporation through May 30, 2003 and the other one-half of the special bonus shall become payable to the Participating Executive if the Participating Executive remains in the employment of the Corporation through October 2, 2003. Each portion of the special bonus shall be paid to the Participating Executive in cash promptly following the date it becomes payable. If the employment of the Participating Executive terminates for any reason prior to May 30, 2003, the entire special bonus shall be forfeited, or if the employment of the Participating Executive terminates for any reason on or after May 30, 2003 but prior to October 2, 2003, one-half of the special bonus shall be forfeited. The amount of any forfeited bonus shall be retained by the Corporation and not allocated to the other Participating Executives. The bonus to be paid under the 2003 Special Bonus Program shall be in addition to any bonus that may become payable for the fiscal year ending on January 31, 2004 under the Management Bonus Program.